UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

110 Allen Road, Second Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLBS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

Registered Direct Offerings

On February 12, 2021, Caladrius Biosciences, Inc. (the “Company”) entered into a securities purchase agreement (the “Institutional Purchase Agreement”) with certain institutional investors (the “Institutional Purchasers”) to sell an aggregate of 24,906,134 shares (the “Institutional Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase up to an aggregate of 12,453,067 shares of Common Stock (the “Institutional Warrants”) at a combined purchase price of $2.45 per share of Common Stock and associated Institutional Warrant (the “Institutional Registered Direct Offering”). Each Institutional Warrant will be immediately exercisable on the date of its issuance at an exercise price of $2.90 per share and will expire five (5) years from the date of issuance.

In addition, in a concurrent non-brokered registered direct offering, the Company entered into a securities purchase agreement (the “Additional Purchase Agreement” and together with the Institutional Purchase Agreement, the “Purchase Agreements”) with certain accredited investors to sell an aggregate of 1,632,652 shares (the “Additional Shares” and, together with the Institutional Shares, the “Shares”) of Common Stock and warrants to purchase up to an aggregate of 816,326 shares of Common Stock (the “Additional Warrants” and, together with the Institutional Warrants, the “Warrants”) at a purchase price of $2.45 per share of Common Stock and associated Additional Warrant (the “Concurrent Registered Direct Offering” and, together with the Institutional Registered Direct Offering, the “Offerings”)). Each Additional Warrant will be immediately exercisable on the date of its issuance at an exercise price of $2.90 per share and will expire five (5) years from the date of issuance.

The Warrants will be exercisable for cash, or, solely during any period when a registration statement for the exercise of the Warrants is not in effect, on a cashless basis. There is no established public trading market for the Warrants and we do not intend to list the Warrants on any national securities exchange or nationally recognized trading system.

The Purchase Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended, termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Purchase Agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The issuance of the Shares, the Warrants and the shares of Common Stock issuable from time to time upon exercise of the Warrants are being conducted as registered direct offerings pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-226319), previously filed with and declared effective by the Securities and Exchange Commission, and prospectus supplements thereunder. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. relating to the legality of the issuance and sale of the securities in the Offerings is attached to this report as Exhibit 5.1.

The net proceeds from the Offerings, after deducting the placement agent fees and expenses and other estimated offering expenses, are expected to be approximately $60.4 million. Each of the Offerings are expected to close on or about February 17, 2021, subject to satisfaction of customary closing conditions.

On February 11, 2021, the Company entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the Company, on a reasonable best efforts basis, in connection with the Institutional Registered Direct Offering. The Company has agreed to pay the Placement Agent an aggregate cash fee equal to 7.0% of the gross proceeds received in the Institutional Registered Direct Offering and to reimburse the Placement

Agent $25,000 for non-accountable expenses, up to $50,000 for reasonable and documented fees and expenses of legal counsel and other out-of-pocket expenses and $15,950 for clearing fees.

The foregoing descriptions of the forms of Institutional Purchase Agreement, the Additional Purchase Agreement, the form of Warrants, and the Engagement Letter are not complete and are qualified in their entirety by reference to the full text of the form of Institutional Purchase Agreement, the Additional Purchase Agreement, the form of Warrants, and the Engagement Letter, copies of which are attached to this report as Exhibit 10.1, 10.2, 4.1, and 10.3, respectively.

The Company issued a press release in connection with the Offerings, a copy of which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
10.1	Form of Institutional Securities Purchase Agreement
10.2	Form of Institutional Additional Securities Purchase Agreement
10.3	Placement Agent Agreement dated as of February 11, 2021, by and between the Company and H.C. Wainwright & Co., LLC
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (included in Exhibit 5.1)
99.1	Press release, dated February 16, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By: /s/ David J. Mazzo
Name: David J. Mazzo, PhD
Title: President and Chief Executive Officer
Dated: February 16, 2021